EXHIBIT 21

                             LISTING OF SUBSIDIARIES

        There are five active subsidiaries of the Company:


                                                                                   Name Under which
Name of Subsidiary                         Jurisdiction of Incorporation       Subsidiary Does Business
         Bontex S.A.                                Belgium                                  Same

         Bontex Italia S.r.l.                       Italy                                    Same

         Bontex, Inc.                               Virginia                                 Same

         Bontex de Mexico                           Mexico                                   Same

         GB Bontex Hong Kong Limited                Hong Kong                                Same